UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

October 20, 2004

Modine Manufacturing Company
Exact name of registrant as specified in its charter
Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS

ITEM 2.02.     Results of Operations and Financial Condition

SIGNATURE

Exhibit Index

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02.   Results of Operations and Financial Condition.

On October 20, 2004, Registrant issued a press release announcing its financial results for the quarter ended September 26, 2004. The text of that release and financial statements appear below:

Modine Reports Net Earnings More Than Triple and Sales Increase 30 Percent in Second Quarter of Fiscal 2005

Racine, WI, October 20, 2004 -- Modine Manufacturing Company (NYSE: MOD), a global leader in thermal management solutions, today reported that net earnings more than tripled in the second quarter of fiscal 2005 ended September 26, 2004 to $14.1 million, or $0.41 per fully diluted share, compared with $4.3 million, or $0.13 per fully diluted share, one year ago. The strong earnings improvement was driven by a 30% increase in revenues to $363.6 million, the fourth consecutive quarter of record sales, versus $279.1 million in the same period last year. The annualized return on average capital employed (ROACE)** at September 26, 2004 improved to 8.3% compared with 5.4% for the same period in 2003.

"In meeting our second quarter earnings guidance, we maintained the growth momentum that began in the second half of last year and should carry through the rest of this year," said David Rayburn, Modine President and Chief Executive Officer. "Last year's second quarter results were impacted primarily by significant program launch costs, the benefits of which we are now enjoying, as well as program scope change expenses."

Income from operations in the second quarter increased sharply to $20.3 million from $3.3 million one year ago, producing higher operating margins of 5.6% versus 1.2% in 2003. Selling, general and administrative (S,G&A) expenses as a percentage of sales fell to 17.5% from 20.8% in the prior-year period. Net favorable currency exchange rates, primarily the strong Euro, added approximately $8.5 million and $0.9 million to second quarter sales and pre-tax earnings, respectively.

"Once again, the combination of new business programs, general industrial and agricultural market recoveries, and operational enhancements fueled Modine's solid results and strong leverage throughout the income statement," Rayburn noted. "We continued to benefit from a strong performance in our North American and European Truck and Heavy-Duty businesses, as well as our European Automotive segment. Partially offsetting our improved results were the lag impact of the pass-through of rising raw material costs to our original equipment manufacturer (OEM) customers; significantly weaker results from our Aftermarket business due to cooler U.S. summer weather and the effects from hurricanes in the southeast U.S.; and a higher effective tax rate of 37.7% versus 32.8% last year."

"The second quarter was an historic period for Modine as we substantially completed the acquisition of the Korean and Chinese assets of the Automotive Climate Control (ACC) division of WiniaMando," Rayburn said. "This purchase, which is immediately accretive to our earnings per share, gives Modine a truly global footprint with its diversified customer base, important new products, and geographic and product line extension opportunities. We already are seeing opportunities develop from this acquisition that will enable Modine to leverage its technology, manufacturing and customer base on a worldwide basis. We reiterate our earlier forecast that this acquisition will add 7 to 11 cents per fully diluted share to our fiscal 2005 results."

Fiscal 2005 first half sales rose 25.2% to $711.0 million compared with $568.0 million last year. Net earnings of $27.9 million, or $0.81 per fully diluted share, increased sharply from $15.6 million, or $0.46 per fully diluted share, in last year's first six months. Income from operations of $41.4 million more than doubled from $18.5 million in the first half of fiscal 2004. Included in this year's results are $2.2 million of pre-tax charges, or $0.06 per fully diluted share pre-tax, associated with the closure of the Electronics Cooling Division plant in Mexico.

Segment Data and Performance

Second quarter sales for the Original Equipment segment increased nearly 51% to $159.3 million from $105.8 million one year ago, while operating income more than doubled to $21.3 million versus $9.6 million. These results include one month of operations from the Korean assets of WiniaMando's ACC business acquired by Modine at the end of July. The Truck and the Heavy- Duty & Industrial businesses both reported double-digit revenue improvements, while operating income registered triple-digit and double-digit increases, respectively. The Automotive business reported higher sales, but lower income from operations due to a negotiated customer price reduction and unfavorable product mix.

Sales for the Distributed Products segment in the second quarter decreased 7.5% to $90.5 million from $97.9 million one year ago, with the previously mentioned lower Aftermarket volumes more than offsetting a stronger performance in the commercial HVAC&R (heating, ventilating, air conditioning, and refrigeration) business. A small operating loss of $0.4 million compared with operating income of $2.0 million last year was due to the impact of the Aftermarket results. Despite lower revenues, the Electronics Cooling business reduced its operating loss versus the prior year primarily from cost-containment programs, the acceleration of new business in Taiwan and plant restructuring initiatives.

Sales for the European Operations segment in the second quarter increased 44% to $118.3 million from $82.3 million one year ago, with growth in the European automotive and heavy-duty businesses and the positive impact of the strong Euro primarily driving the improvement. Operating income rose to $13.2 million from $6.3 million last year. Strong increases in income from operations for the Automotive and Heavy-Duty businesses and the benefit of currency exchange rates more than offset increased S,G&A expenses in support of new business programs.

Balance Sheet and Cash Flow

Modine's balance sheet remains strong, with a total debt to capital (total debt plus shareholders' equity) ratio of 19% at the end of the second quarter. The cash balance at September 26, 2004 was $27.6 million compared with $47.3 million at the end of the first quarter and $63.3 million at the close of the prior fiscal year. The reduced cash balance was attributable to the financing of the ACC acquisition. Operating cash flow for the second quarter was $29.0 million versus $32.7 million one year ago.

Total debt at the end of the second quarter increased to $141.7 million versus $87.9 million at the end of the last fiscal year, again due predominantly to borrowings of $49 million to finance the ACC acquisition. Working capital of $229.7 million at the close of the second quarter was essentially unchanged from the end of fiscal 2004 and up only slightly versus the prior year.

"We continue our strong focus on working capital management to drive our return on invested capital and creation of higher economic profit," said Brad Richardson, Modine Vice President, Finance and Chief Financial Officer. "Inventory turns increased in the second quarter to 7.7 from 7.2 at the end of fiscal 2004 and 6.6 in the prior-year period. Days sales outstanding were essentially unchanged at 53 days.

"After several years in which capital expenditures exceeded depreciation levels, we expect that fiscal 2005 capital spending will approximate depreciation in the general range of about $70 million, including the impact of our new Modine Asia business," Richardson said. "As a reflection of our confidence in the Company's future performance and cash flow generation capabilities, we were pleased to announce today an interim dividend rate increase of 6.6%, which follows a 10.9% hike last May."

Fiscal 2005 Outlook

"We are now confident that Modine will exceed the fiscal 2005 sales and earnings per share guidance we provided earlier this year," Rayburn said. "We expect the second half of fiscal 2005 to be stronger than the first half's earnings per share of 81 cents, due to the accretive impact of our ACC acquisition, new business programs and continued market strength in several of our businesses."

Second Quarter Webcast

Modine's executive management team will conduct a live audio Webcast on Thursday, October 21, 2004 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss additional details regarding the Company's performance for the second quarter and first half of fiscal 2005. The Webcast may be accessed at www.modine.com. A replay of the Webcast also will be available through Modine's Web site.

Modine, with fiscal 2004 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The Company employs more than 8,500 people at 35 facilities worldwide. For more information about Modine, visit www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company's 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of a recent acquisition, as well as incremental business and continuing market strength. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)*
			(In thousands, except per-share amounts)
	Three months		Six months
	Ended September 26,		Ended September 26,
	2004	2003	2004	2003
Net sales	$363,620	$279,059	$710,982	$567,957
Cost of sales	280,488	217,690	545,690	434,197
Gross profit	83,132	61,369	165,292	133,760
Selling, general, & administrative expenses	63,452	58,103	122,937	115,340
Restructuring	(600)	(47)	922	(47)
Income from operations	20,280	3,313	41,433	18,467
Interest (expense)	(1,506)	(1,259)	(2,783)	(2,693)
Other income - net	3,769	4,357	7,339	7,819
Earnings before income taxes	22,543	6,411	45,989	23,593
Provision for income taxes	8,491	2,106	18,128	8,002
Net earnings	$ 14,052	$ 4,305	$ 27,861	$ 15,591

Net earnings as a percent of net sales
Net earnings - basic	$0.41	$0.13	$0.82	$0.46
Net earnings - diluted	$0.41	$0.13	$0.81	$0.46
Weighted average shares outstanding:
Basic	34,018	33,894	33,975	33,870
Diluted	34,415	33,992	34,339	33,948
Net cash provided by operating activities	$28,976	$32,664	$31,676	$47,141
Dividends paid per share	$0.1525	$0.1375	$0.3050	$0.2750

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended September 26, 2004 and 2003, respectively, were $15,624 and ($13,364) for 3 months, and $23,713 and $16,479 for 6 months.

Consolidated condensed balance sheets (unaudited)*
		(In thousands)
	September 26, 2004	March 31, 2004
Assets
Cash and cash equivalents	$ 27,624	$ 63,265
Trade receivables - net	250,169	180,163
Inventories	150,677	136,441
Other current assets	59,411	53,331
Total current assets	487,881	433,200
Property, plant, and equipment - net	457,446	397,697
Other noncurrent assets	140,460	139,133
Total assets	$1,085,787	$970,030
Liabilities
Debt due within one year	$ 17,593	$ 3,024
Accounts payable	113,429	99,258
Other current liabilities	127,195	101,774
Total current liabilities	258,217	204,056
Long-term debt	124,120	84,885
Deferred income taxes	43,118	42,774
Other noncurrent liabilities	55,988	51,774
Total liabilities	481,443	383,489
Shareholders' equity	604,344	586,541
Total liabilities & shareholders' equity	$1,085,787	$970,030
Condensed consolidated statements of cash flows (unaudited)*
			(In thousands)
Six months ended September 26,		2004	2003

Net earnings		$ 27,861	$ 15,591
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization		32,857	29,209
Other - net		628	(1,118)
		61,346	43,682

Net changes in operating assets and liabilities		(29,670)	3,459

Cash flows provided by operating activities		31,676	47,141

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(29,770)	(34,719)
Acquisitions, net of cash		(82,605)	-
Proceeds for dispositions of assets		1,125	284
Other- net		(546)	(86)
Net cash (used for) investing activities		(111,796)	(34,521)

Cash flows from financing activities:
Net increase/(decrease) in debt		52,166	(11,006)
Issuance of common stock, including treasury stock		3,816	1,440
Purchase of treasury stock		(483)	(25)
Cash dividends paid		(10,424)	(9,320)
Net cash provided by/(used for) financing activities		45,075	(18,911)

Effect of exchange rate changes on cash		(596)	1,148

Net (decrease) in cash and cash equivalents		(35,641)	(5,143)

Cash and cash equivalents at beginning of the period		63,265	66,116

Cash and cash equivalents at end of the period		$ 27,624	$ 60,973

Condensed segment operating results (unaudited)*
					(In thousands)

	Three months ended September 26,			Six months ended September 26,
	2004	2003		2004	2003
Sales:
Original Equipment	$159,345	$105,769		$303,074	$216,750
Distributed Products	90,509	97,855		175,590	183,086
European Operations	118,295	82,271		241,391	184,556
Segment sales	368,149	285,895		720,055	584,392
Eliminations	(4,529)	(6,836)		(9,073)	(16,435)
Total net sales	$363,620	$279,059		$710,982	$567,957

Operating Income/(Loss):
Original Equipment	$ 21,294	$ 9,573		$ 42,973	$ 26,278
Distributed Products	(355)	2,031		(493)	872
European Operations	13,231	6,296		26,448	20,022
Segment operating income	$ 34,170	$ 17,900		$ 68,928	$ 47,172

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation.

Segment results conform to the current year classification which include moving the Emporia, Kansas facility from the Original Equipment segment to the Distributed Products segment for which it manufactures product and allocating certain centralized services expenses attributable to a segment from corporate and administrative expenses to the individual segments in order to more accurately reflect their operating results. Cash and accounts payable balances conform to the current classification which reflect reductions for checks that have been written but not yet presented for payment.

** Definition - Return on Average Capital Employed (ROACE)
The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Management discussion concerning the use of the financial measure - Return on Average Capital Employed
Return on average capital employed is not a measure derived under generally accepted accounting principles (GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. Management believes that return on capital employed provides investors with helpful supplemental information about the Company's performance, ability to provide an acceptable return on all the capital utilized by the Company, and ability to fund growth. This measure may also be inconsistent with similar measures presented by other companies.

Modine Manufacturing Company Return on Average Capital Employed (unaudited)

For the six months ended September 26, (in thousands)	2004	2003

Net earnings	$27,861	$15,591
Plus interest expense net of tax benefit at total company effective tax rate	1,686	1,780
Net return	$29,547	$17,371

Divided by:
Average capital (beginning total debt + beginning shareholders equity +	$710,254	$642,412
ending total debt + ending shareholders' equity divided by 2)

Six-month return on average capital employed, multiplied by 2
to arrive at an annualized (12 month) return	8.3%	5.4%

Interest expense	$2,783	$2,693
Total company effective tax rate	39.4%	33.9%
Tax benefit	1,097	913
Interest expense, net of tax benefit	$1,686	$1,780

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ D. B. Rayburn
D. B. Rayburn President and Chief Executive Officer

Date: October 20, 2004